Exhibit 10.35

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

EXECUTION COPY

KRATON POLYMERS NEDERLAND B.V.

- and -

SHELL NEDERLAND CHEMIE B.V.

FIRST AMENDED AND RESTATED OPERATION AND MAINTENANCE

SERVICES AGREEMENT

Pernis OMS Agreement (Kraton)

FIRST AMENDED AND RESTATED OPERATION AND MAINTENANCE

SERVICES AGREEMENT

THIS AGREEMENT AND RESTATED AGREEMENT is made February 28th 2001

BETWEEN:

1. KRATON POLYMERS NEDERLAND B.V. a company incorporated under the laws of The Netherlands with its principal office at Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (the “Owner”); and

2. SHELL NEDERLAND CHEMIE B.V. a company incorporated under the laws of The Netherlands with its principal office at Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (the “Operator”).

RECITALS:

(A)	The Operator or Affiliates of the Operator operate the Site.

(B)	The Owner owns the Plant.

(C)	The Parties have entered into an Operation and Maintenance Services Agreement dated October 29, 1999 for the provision of certain operation and maintenance services for the Plant (“the Operation and Maintenance Services Agreement”).

(D)	Shell Petroleum N.V. has entered into Transaction Documents with RK Polymers LLC (formerly known as Ripplewood Chemical Acquisition LLC), as the purchaser, for the sale of its interest in the shares of Kraton Polymers Holdings B.V. to such purchaser.

(E)	In connection with the closing of the sale transaction, the Parties want to amend and restate the Operation and Maintenance Services Agreement as set forth below.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement unless the context otherwise requires :

“Affiliate” means in relation to the Operator, N.V. Koninklijke Nederlandsche Petroleum Maatschappij, The “Shell” Transport and Trading Company, p.l.c. (together the “Parent Companies”) or any entity other than the Parties which is directly or indirectly affiliated with either or both of the Parent Companies.

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In relation to the Owner, “Affiliate” means Kraton Polymers Holdings B.V. and any entity other than the Parties which is directly or indirectly affiliated with that company.

In relation to any third party successors of the Parties, “Affiliate” means any entity which is directly or indirectly affiliated with that third party successor.

For the purposes of this definition, a particular entity is:

(i)	directly affiliated with another entity or entities if the latter hold(s) or otherwise control(s) by proxy or agreement shares or other ownership interests carrying more than fifty per cent (50%) of the votes exercisable at a general shareholders meeting (or its equivalent) of the entity in question; and

(ii)	indirectly affiliated with an entity or entities (the “parent or parents”) if a series of entities can be specified, beginning with their parent or parents and ending with the particular entity, so related that each entity or entities in the series, except the parent or parents, is directly affiliated with one or more of the entities earlier in the series.

“Agency” means any state or supranational organisation and agency, authority, department, government, legislative, minister, ministry, official or public person (whether autonomous or not) of any state or supranational organisation.

“Agreement” means this First Amended and Restated Operation and Maintenance Services Agreement, including its Appendices, and any amendments hereto to which the Parties may consent from time to time.

“Annual Plan and Budget” means the annual plan and budget approved under Appendix 2, part I. The Annual Plan and Budget for the calendar year during which the First Operating Year commences is set out in Appendix 2, part IV.

“Annual Production Programme” means the annual production programme prepared by the Owner in accordance with Appendix 2, part I.

“Bankruptcy Event” means, in relation to any Party, (i) the making of a general assignment for the benefit of creditors by such Party; or (ii) the entering into of any arrangement or composition with creditors (other than for the purposes of a solvent reconstruction or amalgamation); or (iii) the institution by such Party of proceedings (a) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (b) seeking liquidation, winding up, or rearrangement, reorganisation or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (c) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party’s assets; or (iv) the institution of any proceeding of the type described in (iii) above against such Party.

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“Business Day” means any day of the week other than Saturday, Sunday or a public holiday at the location of the Plant.

“Commercially Reasonable” when used in the context of efforts to be taken means efforts which would ordinarily be taken by a business person in the applicable industry were he in the position under this Agreement of being the operator of the Plant, or the owner of the Plant, whichever shall be the relevant case. Such efforts shall only be taken at the sole cost and request of the Party entitled to request or require “commercially reasonable” efforts (“the Requiring Party”) provided, however, that the Party who undertakes such efforts shall not be (i) obligated to interfere with its own business activities or plans, nor (ii) required to employ additional employees in order to accomplish such matters, nor (iii) required to expend any of its own funds to accomplish such request without the right to reimbursement from the Requiring Party;

“Consent” includes any approval, authorisation, consent, exemption, filing, licence, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly).

“Default Rate” means a percentage equal to the base lending rate of the bank specified in Appendix 7 plus 3 percent per annum.

“Dispute” means any dispute or difference which arises between the Parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the termination or invalidity of this Agreement or any provision of it).

“Effective Date” means February 28th 2001.

“Environmental Agreement” means the Non-US Environmental Agreement dated January 31, 2001 by and between Shell Petroleum N.V. and Shell Elastomers, Inc.

“Elastomers Field” means the Elastomers Field as defined in the Intellectual Property Transfer and License Agreement.

“Financial Reporting Accounts” means those books and records maintained by the Operator for financial reporting to the Operator’s parent company(ies) or corporate headquarters, which shall be maintained in accordance with generally accepted accounting principles and which shall be applied on a consistent basis.

“First Operating Year” means the period from the Effective Date until the following 31st December.

“Fixed Costs” means the direct fixed costs (without mark-up or profit factor, except in accordance with Appendix 2, part II, paragraph 1.4) incurred by the Operator in providing Operation Services but which do not vary with consumption, usage or production. Fixed costs includes all personnel costs for the Staff (which includes, but is

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not limited to, wages, associated benefits, applicable taxes and allocated pension costs) and the costs of any Subcontractors in each case in accordance with this Agreement. For the avoidance of doubt, wherever and to the extent the Operator enjoys a pension fund contribution holiday, the Owner will share in the benefit of such holiday only until the date when the Operator resumes contribution to the pension fund, at which point the contributions for the relevant employees will be included in the Fixed Costs.

If costs, including personnel costs, are incurred at the Site partly in connection with providing Operation Services and partly in connection with other activities, an allocation of such costs shall be included in Fixed Costs.

“Force Majeure” has the meaning specified in Clause 13.3.

“Good Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in services in the nature of the Operation Services for facilities comparable to the Plant.

“Government Authority” shall mean any government agency, authority, department, ministry, official or public or statutory person of and within the country specified in Appendix 7 or the European Union.

“Gross Negligence” means a failure to perform a duty of care in reckless disregard of the reasonably foreseeable consequences (as distinguished from a mere failure to exercise ordinary care) which affects the life or property of another.

“HSE Standards” means the health, safety and environmental standards established under Appendix 3.

“Improvement” means any change in, addition to, or modification of the Plant (other than routine maintenance or repair) which is required under Law or HSE Standards or which has the effect of extending the useful life of the Plant or its components, lowering the operating costs of the Plant or increasing the efficiency or reliability of the Plant or its production rates or otherwise improving the Plant.

“Insurance Policies” means the policies to be obtained under Clause 12.

“Interest Rate” means a percentage equal to the base lending rate of the bank specified in Appendix 7 plus 1.5 percent per annum.

“Intellectual Property” means patents and copyrights, whether registered or not, and rights in confidential information and know-how and equivalent rights (including, in all cases, applications and rights to apply therefor) arising anywhere in the world.

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“Intellectual Property Transfer and License Agreement” means the Agreement dated as of January 31, 2001 between Shell International Research Maatschappij B.V. and Kraton Polymers Research B.V. relating to intellectual property transfer and licensing;

“Joint Operating Committee” means the operating committee to be formed of the Owner’s Representative and the Operator’s Representative which shall have the functions set out in Appendix 1, part III.

“Key Performance Indicators” means the operating targets, such as accident frequency rate, lost time injury rate, plant production rate, plant on-stream factors, quality performance and fixed cost management, set annually by the Owner and the Operator and incorporated in the Annual Plan and Budget.

“Key Staff” means the staff appointed to those positions and specified in Appendix 5 and any successors to those positions.

“Law” means all applicable European Union laws and regulations and national and local laws and regulations of any Government Authority.

“Liability” includes all and any claims, liabilities, costs, damages, expenses, fines and penalties “Loss or Damage” means any loss or damage or injury of whatever nature, including without limitation, personal injury, disease and death;

“Negligence” means a failure to execute ordinary care that affects the life or property of another.

“Monthly Production Forecast” means the Owner’s forecasts by month for the following three calendar months of its desired production volumes and grades and its product delivery schedules.

“Operating Period” means the period commencing on the Effective Date and ending on the Termination Date.

“Operating Year” means each calendar year during the Operating Period commencing on 1st January and ending on 31st December, and includes the First Operating Year and any shorter period commencing on 1st January and ending on the Termination Date.

“Operation Charge” means the charge to be paid by the Owner to the Operator for the provision of the Operation Services as set out in Appendix. 2, part II

“Operation Services” means the services specified in Appendix 1, part 1.

“Operator’s Representative” means the person named as being the Operator’s representative in Appendix 7 and any successor to that position.

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“Owner’s Representative” means the person named as being the Owner’s Representative in Appendix 7 and any successor to that position.

“Party” or “Parties” means the Owner and/or Operator as the case requires, their successors and permitted assigns.

“Pernis Lease” means the Agreement of Sub-Lease between the Owner and SNR dated 29 October, 1999.

“Permit” means any governmental permit or other governmental authorisations relevant to the operation and maintenance of the Plant.

“Plant” means the plant described in Appendix 7 situated at the Site.

“Plant Manager” means the person appointed to be plant manager of the Plant, who is named in Appendix 5, and any successor to that position.

“Pre-contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

“Product” means any product manufactured at the Plant.

“Reasonable Actions” when used in the context of actions to be taken means efforts that would ordinarily be taken by a business person in the applicable industry were he in the position under this Agreement of being the operator or the owner of the Plant, whichever shall be relevant;

“Records” means all documents, computer discs, magnetic tapes or other records.

“Retained Functions” means all rights, powers and duties relating to the operation and maintenance of the Plant not specifically granted to the Operator under this Agreement.

“Site” means the site described in Appendix 7.

“Site Manager” means the manager of the Site and any successor to that position.

“Site Requirements” means any Site-wide Consents relevant to the operation and maintenance of the Plant and due consideration for all other operations on the Site.

“SNR” means Shell Nederland Raffinaderij B-V.

“SNR SUMF Agreement” means the First Amended and Restated SUMF Agreement between the Owner and SNR.

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“Staff” means such staff as are necessary to provide the Operation Services, as set out in Appendix 5, and their successors.

“Steering Committee” means a steering committee consisting of senior representatives of the Owner and the Operator with responsibilities beyond the daily operation of the Plant. The Steering Committee shall discuss any matters of a general nature and any matters which are fundamental to the performance of this Agreement pursuant to its terms.

“Subcontractor” means any person to whom any part of the Operation Services has been subcontracted.

“SUMF Agreements” means the two First Amended and Restated Site Services, Utilities, Materials and Facilities Agreements of even date and made between the Owner and the Operator and between the Owner and SNR in support of the operations relating to the Plant.

“Taxes” includes any sales or use tax, any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, value added tax or other governmental charge or tax other than taxes measured by income.

“Termination Date” means the date referred to in Appendix 7, or, if earlier, the date this Agreement is terminated in accordance with its terms.

“Transaction Documents” means:

(i)	that certain Sale Agreement dated October 20, 2000 by and between Shell Petroleum N.V. and RK Polymers (formerly known as Ripplewood Chemical Acquisition LLC) and all documents executed in connection therewith, including the following:

(ii)	the Pernis Lease;

(iii)	the SUMF Agreements;

(iv)	the Intellectual Property Transfer and License Agreement;

(v)	the Environmental Agreement; and

(vi)	other agreements between the Operator or any of its Affiliates and the Owner or any of its Affiliates relating to the Plant or the Site.

“Wilful Misconduct” means an intentional act or omission which is in disregard of a known risk or a risk so obvious that it cannot be said one were truly unaware of it and that risk is so great that it is highly probable that harm will follow.

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1.2	Interpretation

In this Agreement, including the Appendices, unless the context otherwise requires:

(A)	references to Clauses and Appendices are to Clauses of, and Appendices to, this Agreement;

(B)	use of any gender includes the other genders;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to “USD” are to United States dollars and to “NLG” are to Dutch Guilders;

(F)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(G)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

(H)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(I)	references to the Owner shall be deemed to include its successors and assigns and references to the Operator shall be deemed to include its successors and assigns;

(J)	reference to an “authorisation” includes any authorisation, consent, order, approval, resolution, licence, exemption, permission, notarisation, recording, filing and registration; and

(K)	a reference to this “Agreement” or any other agreement or document shall be construed as a reference to it as amended, modified or novated from time to time.

(L)	The table of contents and headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

(M)	In the event of a conflict between the terms and conditions set out in the main body of this Agreement and any of the Appendices, the relevant Appendix shall

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prevail, in relation to that Appendix, unless expressly stated otherwise in this Agreement.

(N)	In the event of any inconsistency between the provisions of this Agreement and the Intellectual Property Transfer and Licence Agreement, the terms of the Intellectual Property Transfer and Licence Agreement shall prevail.

1.3	Environmental Agreement

With respect to Environmental Conditions (as defined in the Environmental Agreement) existing as of Closing, in the event of a conflict between any provision of this Agreement and the Environmental Agreement, the provisions of the Environmental Agreement shall govern. Any obligation or liability of any Buyer Indemnified Party (as defined in the Environmental Agreement) or Seller Indemnified Party (as defined in the Environmental Agreement) under this Agreement, shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement.

2.	APPOINTMENT OF OPERATOR

2.1	Appointment

The Owner appoints the Operator to provide the Operation Services until the Termination Date and the Operator accepts the appointment and agrees to provide the Operation Services in accordance with this Agreement.

The Operator’s provision of Operation Services and performance of its duties hereunder shall be under the sole supervision, control and direction of the Operator and not the Owner, unless otherwise provided in this Agreement.

2.2	Operation Charge

The Owner shall pay to the Operator the Operation Charge for the provision of the Operation Services as set out in Appendix 2, part II.

2.3	Term

This Agreement shall commence on the Effective Date and continue in full force and effect until the Termination Date.

3.	OPERATOR’s GENERAL OBLIGATIONS

3.1	General

The Operator shall operate and maintain the Plant from the Effective Date until the Termination Date safely and efficiently and in accordance with:

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(A)	Law;

(B)	Good Industry Practice;

(C)	Site Requirements;

(D)	the reasonable instructions of the Site Manager, given in accordance with this Agreement;

(E)	Annual Plan and Budget;

(F)	HSE Standards;

(G)	Insurance Policies; and

(H)	the reasonable instructions of the Owner, given in accordance with this Agreement, and, without prejudice to that generality, shall provide the Operation Services.

The Operator shall notify the Owner immediately upon becoming aware of any conflict between the requirements specified in this Clause 3.1 recommending which requirement should prevail and shall comply with the Owner’s reasonable instructions as to which requirement should prevail, provided always that the Operator’s obligations under (A), (F), (C) and (D) above in that priority shall prevail.

3.2	Retained Functions

The Operator shall not undertake the Retained Functions.

3.3	Training

The Operator shall provide or procure the provision of orientation training, annual mandatory training, refresher training, basic operating skills training and job specific training for the Staff and any Subcontractor’s staff.

3.4	Maintaining Authorisations

The Operator shall obtain and maintain in full force and effect all authorisations required to enable the Operator to provide the Operation Services and which need to be obtained and maintained by, or in the name of, the Operator.

The Operator shall provide reasonable assistance to the Owner in the obtaining and maintenance by the Owner of any authorisations to be obtained under Clause 4.2.

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4.	OWNER’S GENERAL OBLIGATIONS

4.1	Access to the Plant

Following the Effective Date the Owner shall allow the Operator to have access to and egress from all parts of and all buildings that are part of the Plant to the extent necessary to allow the Operator to perform the Operation Services.

4.2	Maintaining Authorisations

The Owner shall obtain and maintain in full force and effect all authorisations required for the operation and maintenance of the Plant (other than those which need to be obtained and maintained by, or in the name of, the Operator).

The Owner shall provide reasonable assistance to the Operator in the obtaining and maintenance by the Operator of any authorisations to be obtained under Clause 3.4.

4.3	Retained Functions

The Retained Functions shall be discharged by the Owner, its agents or employees in such manner as the Owner shall require.

4.4	Monthly Production Forecast

The Owner shall provide the Monthly Production Forecast to the Operator by the 22nd calendar day of the month preceding the first month to which the Monthly Production Forecast relates.

4.5	Information

The Owner shall provide all drawings, technology support, specifications, diagrams and other information that are in its possession but not in the possession of the Operator that are required for the operation and maintenance of the Plant and the performance by the Operator of the Operation Services.

4.6	Training

The Owner shall provide such process specific technical training for the Staff and the Subcontractor’s staff as is necessary to enable the Operator, the Staff and any Subcontractor to perform the Operation Services.

4.7	General

The Owner shall do all such other things that are part of the Retained Functions as the Owner determines are reasonably required for the operation and maintenance of the Plant and the performance by the Operator of the Operation Services.

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The Operator will not be in breach of this Agreement to the extent that the breach results from Owner’s failure to make available all the feedstocks, site services, utilities, materials and facilities as were made available to the Operator at the Effective Date to enable the Operator to provide the Operation Services and to manufacture Product.

5.	ORGANISATION

5.1	Operator’s Staff

The Operator shall provide the Staff in accordance with this Agreement.

As at the Effective Date, the Operator shall provide the Staff set out in Appendix 5.

The Operator shall ensure that the Staff are suitably qualified, experienced and competent for the performance of the Operation Services and that they shall have the same level of qualifications, experience and competence for the performance of such Operation Services as staff who provide similar services for the other operations of the Operator and its Affiliates at the Site. The Operator shall be responsible for selecting, hiring, employing and assigning the Staff in accordance with this Agreement and obtaining all necessary authorisations relating to them.

5.2	Plant Manager

The Plant Manager shall be suitably qualified, experienced and competent for the performance of his duties and the provision of the Operation Services at the Plant.

Currently the Plant Manager is also the plant manager of other facilities at the Site, which has proven to be a cost effective organisation scheme.

The Owner shall be consulted on the identity of the Plant Manager and may propose candidates for consideration. However, the Operator retains the right to select the Plant Manager.

The Plant Manager shall provide reports to the Owner on matters relating to the Plant including, but not limited to, production, scheduling and quality management as prescribed in Appendix 1:Part II.

The Plant Manager shall take instructions from and report to the Site Manager on matters relating to, but not limited to, health, safety and environmental issues, consents, employment issues relating to the Staff and all matters relating to the Site.

5.3	Key Staff

The Key Staff shall be suitably qualified, experienced and competent for the performance of their duties and the provision of the Operation Services at the Plant. The Key Staff

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shall take instructions from and report to the Plant Manager on all matters relating to the Plant, the Operation Services and the Site.

The Owner may appoint any of the Key Staff, who shall be seconded by the Owner to the Operator.

(i)	If the Owner wishes to appoint any member of Key Staff who immediately prior to any such appointment was employed by the Operator, the Operator shall, provided the member of Key Staff consents to becoming employed by the Owner, terminate the employment of such member and the Owner will offer such member employment on terms so that the total pay and benefits package (including pension entitlement) offered to him is no less favourable than the package under which such member was employed by the Operator. The Owner shall indemnify the Operator in full against all and any liabilities, losses, costs, damages, expense, demands and claims arising out of such termination of employment of such member.

(ii)	If immediately prior to any such appointment, the member of Key Staff so appointed was not employed by the Operator, the Owner shall bear the costs of the termination of employment of the relevant employee of the Operator whose position has been replaced by the new appointee selected by the Owner. With respect to any member of Key Staff whose employment shall be terminated by the Operator in accordance with this Clause 5.3(ii) the Owner will indemnify the Operator, provided the Operator shall make any decision regarding termination and notify the Owner accordingly within 180 days of the Owner informing the Operator in writing that a new appointee has been selected by the Owner, in full against all and any liabilities, losses, costs, damages, expenses, demands and claims relating to (a) compensation and remuneration (including benefit entitlements and social charges whether contractual or statutory) arising from or in connection with (i) the period of employment prior to the date of such decision and (ii) the relevant notice period applicable to the relevant employee in accordance with the Operator’s applicable policy and (b) the termination of his employment provided

(1)	the Operator has used reasonable endeavours, but has failed to find suitable alternative employment for the employee prior to notifying the employee of his dismissal in accordance with Dutch law and with his contract of employment; and

(2)	an employee who is transferred by the Operator to an Affiliate as a result of any such termination shall not be considered a terminated employee for purposes of this Agreement unless such transfer results in severance costs in which case the Owner shall indemnify the Operator for such severance costs in accordance with this Clause 5.3.

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Following such appointments the Owner shall maintain appointments to those positions until the Termination Date.

Appointments to Key Staff shall be approved by both the Owner and the Operator (such approval not to be unreasonably withheld).

5.4	Discipline

The Operator shall at all times maintain discipline and good order amongst the Staff and its Subcontractors.

5.5	Owner’s Representative

The Owner’s Representative shall have authority to act on behalf of the Owner in relation to all matters concerning the performance of the Operation Services save to the extent of any limitation on such authority of which the Owner has given the Operator notice and for the avoidance of doubt, the Owner’s Representative shall not have authority to act on matters set out in the last paragraph of Clause 5.2 above.

The Owner’s Representative shall be a member of the Joint Operating Committee.

5.6	Operator’s Representative

The Operator’s Representative shall have authority to act on behalf of the Operator in relation to all matters concerning the performance of the Operation Services save to the extent of any limitation on such authority of which the Operator has given the Owner notice and, for the avoidance of doubt, the Owner’s Representative shall not have authority to act on the matters set out in the last paragraph of Clause 5.2 above.

The Operator’s Representative shall be a member of the Joint Operating Committee.

5.7	Joint Operating Committee

The Owner and the Operator shall jointly establish the Joint Operating Committee to review the operation of this Agreement and the supply of Operation Services hereunder in an effort to ensure the smooth and efficient operation of this Agreement. The structure and role of the Joint Operating Committee at the Plant is set out in Appendix 1, part III.

6.	PERSONNEL

6.1	Operator’s Responsibilities

The Operator shall deal with all matters related to the Staff including (but not limited to):

(A)	negotiations with unions and employees; and

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(B)	dismissing and engaging employees.

6.2	Pay Incentive Scheme

The Operator and the Owner shall agree and implement promptly after the Effective Date, or such other period as mutually agreed, a variable pay incentive scheme for the Staff at the Plant which shall be based on, inter alia, meeting or exceeding Plant specific Key Performance Indicators and shall be built, where it exists, into any existing pay incentive scheme on the Site as disclosed in Appendix 8 and into any future pay incentive scheme on the Site. Key Performance Indicators shall be agreed annually by the Owner and the Operator and incorporated into the existing and future Plant specific variable pay incentive schemes after all necessary approvals for the amendment of the relevant variable pay incentive scheme have been obtained from all relevant staff councils and/or trade unions. The costs of development, implementation and subsequent amendment of all such incentive schemes shall be borne by the Owner as far as they relate to the Staff.

7.	PLANS, BUDGETS AND PAYMENTS

7.1	Plans, Budgets and Payments

The Parties shall comply with their respective obligations in Appendix 2.

8.	HSE STANDARDS

8.1	HSE Standards

The Parties shall comply with their respective obligations in Appendix 3.

9.	IMPROVEMENTS

9.1	Procedure for Improvements

If an Improvement is required under Law or HSE Standards the Operator shall notify the Owner upon becoming aware of the requirement and shall provide the Owner with information as to the basis of the requirement.

If an Improvement is considered desirable by either Party, that Party shall notify the other Party and provide details of the Improvement proposed.

Following notice under this Clause 9.1 the Operator shall provide the Owner with information as to the alternatives, if any, available for implementing the relevant Improvement, the estimated cost of each alternative, the estimated effect on the present and future operation and maintenance of the Plant and the Site of each alternative, if implemented, and the alternative, if any, recommended by the Operator.

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9.2	Annual Recommendations

Not less than 90 days before the commencement of each Operating Year the Operator shall make recommendations to the Owner with respect to Improvements (including any that are necessary or desirable to be undertaken in the ensuing Operating Year in order to comply with any reasonably anticipated change in Law, HSE Standards or the interpretation or application thereof) and shall provide the information specified in Clause 9.1 in relation thereto.

9.3	Implementation of Improvements

The Owner shall either arrange, at its own cost, for Improvements required by Law or HSE Standards to be undertaken as soon as is reasonably practicable but in any event within the time limit prescribed or be entitled to cease operations at the Plant by providing notice to the Operator in accordance with Clause 14.2(D). Notwithstanding the foregoing and in addition to any other rights of Operator, the Operator shall be authorized to make any Improvement or to cease the operations of the Plant to the extent such Improvement, or cessation of operations is required by an emergency condition or is required in order for the Operator to comply with applicable Law, Permits or HSE Standards and the cost of such Improvement shall be borne by the Owner; provided that the cost of any Improvement charged to the Owner according to this sentence shall not exceed USD 100,000 without the prior written consent of the Owner.

If, having received the information to be provided under Clause 9.2, the Owner considers any other Improvement should be undertaken, it shall, with the consent of the Operator (such consent not to be unreasonably withheld or delayed), arrange at its own cost for such Improvement to be undertaken as soon as is reasonably practicable.

If in consequence of implementing, or in order to implement, an Improvement the Operator has to terminate the employment of any employee, the Owner shall bear the costs of such termination of employment and will indemnify the Operator against such costs in accordance with Clause 1.3 of Appendix 2: Part II to this Agreement.

9.4	Operator’s Liability

The Operator shall not be liable to the Owner for any Liability arising as a result of the Owner’s decision not to implement any Improvement or the Operator’s decision to cease operations under Clause 9.3. The Owner shall indemnify the Operator against any Liability so arising.

10.	INTELLECTUAL PROPERTY

10.1	Vesting of Intellectual Property

(A)	Subject to Clause 10.1(C), all Intellectual Property conceived, originated, devised, developed or created by the Operator or its Subcontractor for the carrying out of

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the Operation Services (“Operator IP”) shall vest in the Operator as sole beneficial owner.

(B)	The Operator grants to the Owner a royalty-free, exclusive licence to use at any time all Operator IP arising during the term of this Agreement in the Elastomers Field.

(C)	In the event it is determined that an invention referred to in Clause 10.1 (A) relates exclusively to the Elastomers Field, the Owner shall have the exclusive right to file any applications claiming the invention and Operator shall assign rights in any such invention to the Owner and shall, at Owner expense, cooperate with Owner in the preparation of any patent on such inventions.

10.2	Records

(A)	All Records made by the Operator for carrying out of the Operation Services shall be and remain the property of the Operator.

(B)	All Records supplied by the Owner to the Operator for carrying out of the Operation Services shall be and remain the property of the Owner.

(C)	On termination of this Agreement the Operator shall as soon as reasonably practicable after the Termination Date provide the Owner with:

(i)	copies of the Records referred to in Clause 10.2(A); and

(ii)	the Records referred to in Clause 10.2(B).

(D)	During the term of this Agreement, each of Owner and Operator shall provide the other with reasonable access to and copies of the Records.

10.3	Intellectual Property Licence

(A)	During the term of this Agreement, the Owner grants the Operator and its Affiliates an irrevocable, royalty-free, non-exclusive licence to use all Intellectual Property owned by the Owner or licensed to the Owner (and for which the Owner has the right to grant or procure the right to grant sublicences) and disclosed to, made available to, or used by, the Operator in order to provide the Operation Services.

(B)	The Owner grants the Operator and its Affiliates an irrevocable, royalty-free, non-exclusive license to use outside the Elastomers Field all Intellectual Property made available to Operator under this Agreement owned by the Owner or licensed to the Owner (and for which the Owner has the right to grant or procure the right to grant sublicenses) and disclosed to or made available to the Operator.

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11.	LIABILITY AND INDEMNITY

11.1	For the purposes of this Clause 11, the following terms shall be defined as set forth below:

“Employee” means any employee of the applicable Party.

“Third Party Claim” means any claim initiated by a person (other than either Party, their Affiliates or their employees) against an indemnified Party, any of their respective Affiliates or any of their respective Employees.

“Operator Indemnitees” means the Operator, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

“Owner Indemnitees” means the Owner, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

11.2	Except as provided in this Clause 11, a Party shall only have liability under this Agreement to the other Party and/or its
Affiliate(s) where such liability arises as a result of its Gross Negligence or Wilful Misconduct.

(A)	Each Party shall, except as provided in Clauses 11.2(B), 11.3(A)(iii), 11.3(B)(iii) and as set forth in Clause 11.3(C), be responsible for any Loss or Damage to its property.

(B)	If any Loss or Damage to an asset of the Operator used in providing the Operation Services shall occur by reason of the Gross Negligence or Wilful Misconduct of a Party, such Party shall be responsible for the cost of the restoration of such asset.

(C)	Each Party shall, except as provided in Clause 11.3, be responsible for any Loss or Damage it may cause to any of its employees.

11.3 (A)	Subject to the limitations set forth in this Clause 11 the Owner shall be responsible for and shall indemnify, defend and hold harmless the Operator Indemnitees from and against the following:

(i)	any Loss or Damage of Operator Indemnitees to any of the Owner’s Employees attributable to (a) the Owner’s Negligence (excluding any Loss or Damage attributable to Operator’s Negligence), or (b) the Owner’s Gross Negligence or Wilful Misconduct, or (c) the Operator’s Negligence in an act or omission with respect to performing its obligations under this Agreement (but not the Operator’s Gross Negligence or Wilful Misconduct);

18	Pernis OMS Agreement (Kraton)

(ii)	any Loss or Damage of Operator Indemnitees to any of the Operator’s Employees attributable to (a) the Owner’s Negligence or (b) the Owner’s Gross Negligence or Wilful Misconduct;

(iii)	any Loss or Damage to any of the Operator’s property (excluding any asset of the Operator used in providing the Operation Services) attributable to the Owner’s Gross Negligence or Wilful Misconduct;

(iv)	any Loss or Damage to any of the Owner’s property attributable to the Owner’s Negligence, Gross Negligence or Wilful Misconduct; and

(v)	any Loss or Damage of Operator Indemnitees resulting from Third Party Claims attributable to (a) the Owner’s Negligence or (b) the Owner’s Gross Negligence or Wilful Misconduct.

(B)	Subject to the limitations set forth in this Clause 11, the Operator shall be responsible for and shall indemnify, defend and hold harmless the Owner Indemnitees from and against the following:

(i)	any Loss or Damage of Owner Indemnitees to any of the Operator’s Employees attributable to the Operator’s Gross Negligence or Wilful Misconduct;

(ii)	any Loss or Damage of Owner Indemnitees to any of the Owner’s Employees attributable to the Operator’s Gross Negligence or Wilful Misconduct;

(iii)	any Loss or Damage to any of the Owner’s property attributable to the Operator’s Gross Negligence or Wilful Misconduct;

(iv)	any Loss or Damage to any of the Operator’s property attributable to the Operator’s Gross Negligence or Wilful Misconduct; and

(v)	Any Loss or Damage of Owner Indemnitees resulting from Third Party Claims attributable to the Operator’s Gross Negligence or Wilful Misconduct.

(C)	If Operator shall suffer Loss or Damage to any asset of the Operator used in providing the Operation Services as a result of the Negligence (but not Gross Negligence or Wilful Misconduct) of Owner or Operator, Operator shall be responsible to restore such asset and Owner shall reimburse Operator for and in an amount equal to the cost to restore such asset of the Operator to the extent that the asset affected is not a SUMF Asset in respect of which the Operator is entitled to reimbursement from the Owner in accordance with the terms of the relevant SUMF Agreement.

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(D)	Each party waives and releases the other Party from and against any and all Loss or Damage to such Party’s assets, excluding any asset of the Operator used in providing the Operation Services, resulting from the Negligence (but not Gross Negligence) of the other Party.

11.4	A Party shall promptly notify the other Party of any claim made against it arising out of matters covered in this Clause 11. Once the indemnifying Party accepts its indemnity obligation, it may, at its own cost, conduct negotiations for the settlement of any claim made against the indemnified Party, and any litigation that may arise therefrom in such reasonable manner as the other Party shall from time to time approve, such approval not to be unreasonably withheld. The indemnified Party shall not make any admission which is prejudicial to the indemnifying Party unless the indemnifying Party has failed to accept its indemnity obligations within 20 days after having been requested to do so.

11.5	Notwithstanding anything to the contrary contained in this Agreement, under no circumstance shall a Party or any of its Affiliates be held liable to the other Party or any of the other Party’s Affiliates for any loss of profit, loss of use, loss of production, loss of contracts or for any other indirect or consequential damage that may be suffered by the other, or for any special, exemplary or punitive damages.

11.6	Any services procured from a third party as indicated in the relevant Appendices will be provided by the Operator to the Owner under the same terms and conditions applicable between the Operator and the third party and, to the extent so supplied the Operator shall have no liability with respect to the supply or performance of such services.

11.7	Notwithstanding any other provision, each Party shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the other Party and its Affiliates from and against (a) any and all Environmental Loss or Damage, (b) other Loss or Damage, to an Environmental Protection System, (after giving effect to any recoveries from third parties) in any way resulting from or attributable to a product, material, feedstock or off-take owned by the Party or its Affiliates (except to the extent arising from the Gross Negligence or Wilful Misconduct of a Party, which Party shall have liability to the extent of such Gross Negligence or Wilful Misconduct). Provided, however, that neither Party shall be required to indemnify the other Party for any Environmental Damages (as defined in the Environmental Agreement) for which it is otherwise entitled to indemnification under the Environmental Agreement. For the avoidance of doubt, with respect to Environmental Conditions (as defined in the Environmental Agreement) existing as of Closing, in the event of a conflict between any provision of this Agreement and the Environmental Agreement, the provisions of the Environmental Agreement shall govern. Any obligation or liability of any SER Indemnified Party (as defined in the Environmental Agreement) or Seller Indemnified Party (as defined in the Environmental Agreement) under this Agreement, shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement.

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11.8	Any liability of one Party to the other Party under this Clause 11 shall expire two years after the date on which the Party discovered or should have discovered the act or omission giving rise to such Party’s liability. No claim, demand, action or proceeding shall be brought or initiated by the claiming Party against the other Party after such two year period.

11.9	The foregoing indemnities set forth in this Clause 11 are intended to be enforceable against the Parties in accordance with the express terms and scope thereof.

11.10	The provisions of this Clause 11 are for the benefit of the Owner Indemnitees and the Operator Indemnitees and no other party shall be entitled to any benefit of the provisions of this Clause 11.

12.	INSURANCE

12.1	Owner’s Insurance

The Owner shall take out and maintain insurance on the terms (or substantially the terms) specified in Appendix 4.

12.2	Operator’s Insurance

The Operator shall effect and maintain in full force and effect policies of insurance in respect of claims for personal injury to or death of any person employed by the Operator and arising out of such employment and such other insurances as the Operator reasonably believes may be required including but not limited to insurances for third party liabilities arising out of the Negligence of the Operator, or the Staff or Subcontractors involved in the provision of the Operation Services.

The reasonable costs incurred by the Operator in respect of any insurances taken out by the Operator in accordance with this Clause 12.2 shall be borne by the Owner.

12.3	Compliance with Policies

Each Party shall comply with the conditions of its Insurance Policies and shall not at any time do or omit to do anything whereby any insurance taken out under this Agreement would be rendered void or voidable or suspended, impaired or defeated in whole or in part.

12.4	Remedies for Failure to Insure

If, at any time, and for whatever reason, any of the insurances required to be maintained under this Agreement shall not be in full force and effect, then, without prejudice to any other right of the non-defaulting Party, the non-defaulting Party may, upon giving notice to the other Party, at any time whilst such failure is continuing, procure such insurances at the expense of the other Party and take such steps in respect of such insurances as the

21	Pernis OMS Agreement (Kraton)

non-defaulting Party may consider expedient or necessary. Any amounts expended by the non-defaulting Party in procuring any such insurance or taking any such steps shall become immediately due and payable by the other Party to it.

12.5	Notification of Claims

Each Party shall give to the other prompt notice of any claim relating to any insurance affecting the Plant or the other Party together with full details of the incident giving rise to such claim and shall afford to the other all such assistance and information as may be reasonably required for the preparation and negotiation of insurance claims.

13.	FORCE MAJEURE

13.1	Effect of Force Majeure

A Party will not be in breach of this Agreement (except for obligations to pay money due and payable under this Agreement) to the extent:

(A)	performance by the Party is delayed or prevented by Force Majeure;

(B)	the Party claiming relief under this Clause promptly notifies the other Party of the circumstances giving rise to Force Majeure and their anticipated duration; and

(C)	the Party so claiming relief undertakes to take Reasonable Actions to remedy and overcome the cause of such Force Majeure as promptly as possible.

13.2	Notice of Occurrence

Upon remedying or overcoming the circumstances giving rise to Force Majeure, the Party claiming relief under this Clause shall promptly notify the other Party of the termination of such Force Majeure condition.

13.3	Meaning of Force Majeure

In this Agreement “Force Majeure” means an event, condition or circumstance beyond the reasonable control of that Party and without the fault or Negligence of the Party claiming Force Majeure which causes a delay or disruption in the performance by such Party of any of its obligations under this Agreement including, without limitation:

(A)	fire, explosion or other disruption, mechanical breakdown, electrical shortage or blackout, decline or shortages of supply, and circumstances arising out of information technology not being millennium compliant; and

(B)	lock-outs, strikes and other industrial disputes.

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For the avoidance of doubt, the settlement of a labour strike, lockout or any other kind of labour dispute is not within the reasonable control of the Party affected and the requirements of this Clause shall not oblige that Party to settle a strike, lockout or other labour dispute on terms contrary to its wishes.

13.4	Performance to Continue

If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days after the date on which the Force Majeure begins, the Parties shall consult together with a view to determining mutually acceptable measures to overcome the difficulties arising therefrom.

14.	TERM AND TERMINATION

14.1	Term

Subject as otherwise provided in this Agreement, the provision of the Operation Services by the Operator shall commence on the Effective Date and shall continue until the Termination Date and shall be automatically renewed thereafter for extension terms of five (5) years each, unless terminated earlier as provided for in this Agreement.

14.2	Termination by the Owner

The Owner may terminate this Agreement in its entirety in any of the following circumstances:

(A)	if a Bankruptcy Event occurs and is continuing in relation to the Operator and the Operator does not provide adequate assurances to the Owner within thirty (30) days of the occurrence of the Bankruptcy Event that the Operator will continue to provide the Operation Services to the Owner on the terms and conditions of this Agreement;

(B)	if, for reasons other than Force Majeure, a continuing material non-conforming performance occurs as to the Operator’s provision of the Operation Services for more than four (4) weeks and the Owner has given the Operator written notice of such non-conforming performance and within thirty (30) days thereafter such unsatisfactory performance has not been corrected or the Operator has not developed and implemented a plan of corrective action reasonably satisfactory to the Owner to prevent the reoccurrence of such non-conforming performance;

(C)	with at least eighteen (18) months’ prior written notice or, if that is impossible, with as much notice as is possible under the circumstances, and in any event promptly after the Owner has made such decision, if the Owner decides to cease production at the Plant;

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(D)	with as much notice as is possible under the circumstances and in any event promptly after the Owner has made such decision, if the Owner decides to cease operations at the Plant on the ground that it does not desire to undertake Improvements required by Law or HSE Standards;

(E)	subject as otherwise provided in Appendix 7, with three (3) years’ prior written notice; and

(F)	if either of the SUMF Agreements is terminated, by giving to the Operator the same period of notice, if any, as has been required to be given for terminating the SUMF Agreements.

14.3	Termination by the Operator

The Operator may terminate this Agreement in its entirety in any of the following circumstances :

(A)	if a Bankruptcy Event occurs and is continuing in relation to the Owner and the Owner does not provide the Operator with adequate assurance (such as an advance payment or letter of credit or such other security as is acceptable to Operator) of continued payment of the Operation Charges for the Operation Services within thirty (30) days of the occurrence of the Bankruptcy Event;

(B)	if the Owner fails to pay the Operation Charge within three (3) months of the date when such payment fell due, and (i) such failure continues for an initial period of at least thirty (30) days after written notice from the Operator and (ii) further continues for an additional period of at least ten (10) days following a second written notice from the Operator which second notice may be given at any time following the expiration of the first thirty (30) day period;

(C)	with at least eighteen (18) months’ prior written notice or, if that is impossible, with as much notice as is possible under the circumstances, and in any event promptly after the Operator has made such decision, if the Operator decides to cease operations of all or substantially all of its assets on the Site;

(D)	if either of the SUMF Agreements is terminated, by giving to the Owner the same period of notice, if any, as has been required to be given for terminating the SUMF Agreements;

(E)	subject as otherwise provided in Appendix 7, with three (3) years’ prior written notice effective at the end of the initial period of twenty (20) years or at the end of any extension period of five (5) years, as the case may be; and

(F)

with as much written notice as is possible under the circumstances and in any event promptly after the Operator has made such decision, if the Owner fails on a timely basis to notify Operator of Owner’s approval of an Improvement required

24	Pernis OMS Agreement (Kraton)

to comply with Law, a Permit or HSE Standards or of Owner’s decision to cease operations at the Plant and if thereafter Operator decides to cease operations at the Plant on the ground that the Improvements can not be undertaken within the USD 100,000 amount described in Clause 9.3.

14.4	Effect of Termination on the Staff

(A)	On any termination of this Agreement in accordance with this Clause 14 then:

(1)	the Operator and the Owner will use their respective reasonable endeavours to co-operate with a view to complying with any relevant legal obligation relating to the staff at each Site, including without limitation, any obligations to consult the relevant staff and their representatives;

(2)	in circumstances where the Staff did not automatically by Law become the employees of the Owner, the Owner will offer new employment to each member of the Staff on terms so that the total pay and benefits package (including pension entitlement) offered to the Staff is no less favourable than the package applicable to them immediately prior to the Termination Date; and

(B)	in circumstances where the Staff did not, whether automatically by Law or by virtue of accepting an offer of employment made pursuant to Clause 14.4(A)(2), become employees of the Owner with effect from the Termination Date, then

(1)	if the Owner terminates this Agreement in exercise of its right to do so under Clause 14.2(A), 14.2(B), or if the Owner terminates this Agreement in exercise of its right to do so under Clause 14.2(F) on the ground that the Supplier under the relevant SUMF Agreement has committed an act or acts of default conferring upon the Owner such right of termination and the Owner is unable to obtain SUMF Items from alternative suppliers on commercially reasonable and economic terms or the Operator terminates the Agreement in exercise of its right to do so under Clause 14.3(C).

(a)	the Operator shall use reasonable endeavours to find suitable alternative employment for the Staff within its operations and, if unsuccessful, to procure employment of the Staff by an Affiliate;

(b)	if the reasonable endeavours prescribed in (a) above should fail then the Operator may terminate the employment of each such member of the Staff for which no such further employment has been obtained and the Operator will bear in full all and any liabilities, losses, costs, damages, expenses, demands and claims relating to such termination of employment.

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(2)	if the Operator terminates this Agreement in exercise of its right to do so under Clauses 14.3(A), 14.3(B), or if the Operator terminates this Agreement in exercise of its right to do so under Clause 14.3(D) on the ground that the Purchaser under the relevant SUMF Agreement has committed an act or acts of default conferring upon the Operator such right of termination or if the Owner terminates this Agreement in exercise of its right to do so under Clause 14.2(C), Clause 14.2 (D) or Clause 14.3(F).

(a)	the Owner shall use reasonable endeavours to find suitable alternative employment for the Staff within its operations and, if unsuccessful, to procure employment of the Staff by an Affiliate;

(b)	if the reasonable endeavours prescribed in (a) above should fail then the Operator may terminate the employment of each such member of the Staff for which no such further employment has been obtained. The Owner will indemnify the Operator, provided the Operator shall make any decision regarding termination and notify the Owner accordingly within 180 days of the Termination Date, in full against all and any liabilities, losses, costs, damages, expenses, demands and claims relating to (i) compensation and remuneration (including benefit entitlements and social charges whether contractual or statutory) arising from or in connection with (A) the period of employment from the Termination Date to the date of such decision to terminate the Employee and (B) the relevant notice period applicable to the relevant employee in accordance with the Operator’s applicable policy and (ii) the termination of his employment provided (A) the Operator shall make any decision regarding the termination of employment and notify the Owner accordingly within 180 days of notification of the termination of the Agreement; and (B) the Operator has used reasonable endeavours, but has failed, to find suitable alternative employment for the employee prior to notifying the employee of his dismissal in accordance with Dutch law and with his contract of employment; and (C) an employee who is transferred by the Operator to an Affiliate as a result of any such termination shall not be considered a terminated employee for purposes of this Agreement unless such transfer results in severance costs; and (D) the severance cost arising out of the termination of such employee’s employment shall be computed by reference to the total length of service of such employee with the Operator or any of its Affiliates prior to the date of such decision to terminate the employee’s employment and not by reference to the period specified in Clause (i) above.

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(3)	If the Owner terminates this Agreement in exercise of its right to do so under Clause 14.2 (E) or if the Operator terminates this Agreement in exercise of its right to do so under Clause 14.3 (E) or Clause 14.3 (F).

(a)	both Parties shall use reasonable endeavours to find suitable alternative employment for the Staff within their operations and, if unsuccessful, to procure employment of the Staff by any of their Affiliates;

(b)	if the reasonable endeavours prescribed in (a) above should fail then the Operator may terminate the employment of each such member of the Staff for which no such further employment has been obtained. The Owner will indemnify the Operator, provided the Operator shall make any decision regarding termination and notify the Owner accordingly within 180 days of the Termination Date, in full against all and any liabilities, losses, costs, damages, expenses, demands and claims relating to (i) compensation and remuneration (including benefit entitlements and social charges whether contractual or statutory) arising from or in connection with (A) the period of employment from the Termination Date to the date of such decision to terminate the Employee and (B) the relevant notice period applicable to the relevant employee in accordance with the Operator’s applicable policy and (ii) the termination of his employment provided (A) the Operator shall make any decision regarding the termination of employment and notify the Owner accordingly within 180 days of notification of the termination of the Agreement; and (B) the Operator has used reasonable endeavours, but has failed, to find suitable alternative employment on the Site for the employee prior to notifying the employee of his dismissal in accordance with Dutch law and with his contract of employment; and (C) an employee who is transferred by the Operator to an Affiliate as a result of any such termination shall not be considered a terminated employee for purposes of this Agreement unless such transfer results in severance costs in which case the Owner shall indemnify the Operator for such severance costs and (D) the severance cost arising out of the termination of such employee’s employment shall be computed by reference to the total length of service of such employee with the Operator or any of its Affiliates prior to the date of such decision to terminate the employee’s employment and not by reference to the period specified in Clause (i) above.

(4)

If this Agreement is terminated upon the circumstances described in Clause 14.4(B)(1) and if at least ninety percent (90%) of the Staff employed by the Operator for the Operation Services (computed as of the date of termination of this Agreement) become employees of the Owner,

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by operation of Law or otherwise (such employees shall be referred to as “Transferring Employees”), the Operator will reimburse the Owner for the Owner’s Redundancy Costs (defined below) with respect to any such Transferring Employee whose employment is terminated by the Owner; provided the Owner shall make any decision regarding termination and notify the Operator accordingly within 180 days of the Termination Date. Notwithstanding the foregoing, the maximum number of such Transferring Employees for whom the Operator shall pay Owner’s Redundancy Costs shall be the lesser of (i) the number of such Transferring Employees whose employment is actually terminated by Owner or (ii) the number that equals the difference between (A) the actual number of Transferring Employees and (B) the number equal to ninety percent (90%) of the Staff employed by the Operator for the Operation Services (computed as of the date of termination of this Agreement). Owner’s Redundancy Costs shall equal any liabilities, losses, costs, damages, expenses, demands and claims relating to

(i)	compensation and remuneration (including benefit entitlements and social charges whether contractual or statutory) arising from or in connection with (A) the period of employment from the Termination Date to the date of such decision to terminate the Employee and (B) the relevant notice period applicable to the relevant employee in accordance with the Operator’s applicable policy and

(ii)	the termination of his employment provided (A) the Owner shall make any decision regarding the termination of employment and notify the Operator accordingly within 180 days of notification of the termination of the Agreement; and (B) the Owner has used reasonable endeavours, but has failed, to find suitable alternative employment for the employee prior to notifying the employee of his dismissal in accordance with Dutch law and with his contract of employment; and (C) an employee who is transferred by the Owner to an Affiliate as a result of any such termination shall not be considered a terminated employee for purposes of this Agreement unless such transfer results in severance costs; and (D) the severance cost arising out of the termination of such employee’s employment shall be computed by reference to the total length of service of such employee with the Operator or any of its Affiliates prior to the date of such decision to terminate the employee’s employment and not by reference to the period specified in Clause (i) immediately above.

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14.5	Continuing Claims

Termination of this Agreement under this Clause 14 shall be without prejudice to the accrued rights and Liabilities of the Parties at the time of such termination and all provisions of this Agreement necessary for the full enjoyment thereof shall survive termination for the period so necessary.

14.6	Continuing Obligations

Termination of this Agreement under this Clause 14 shall not affect the provisions of Clauses 10, 11, 16, 17, 18, 19 and 20 which shall continue in full force and effect.

15.	ASSIGNMENT AND SUBCONTRACTING

15.1	Assignment

Either Party shall be entitled to assign this Agreement to any Affiliate that acquires all or substantially all of its Property; provided that the assignee Affiliate and the assigning Party shall be jointly and severally liable for the fulfillment of all obligations thereby assigned. Either Party shall be entitled to assign this Agreement to any third party; provided that the assignee is financially, technically and otherwise reputable and agrees in writing to the other Party’s reasonable satisfaction to perform the duties and obligations under this Agreement. The Party attempting such an assignment to a Third Party shall provide the other Party with prompt advance written notice of such assignment to allow the other Party sufficient time in which to evaluate the potential assignee Third Party in the manner described in this Clause 15.1.

15.2	Subcontracting

The Operator may subcontract the whole or substantially the whole of the Operation Services to an Affiliate or Affiliates. The Operator, with the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed), may subcontract the whole or substantially the whole of the Operation Services.

15.3	Any assignment of this Agreement shall not relieve either Party of any obligation or liability incurred hereunder and remaining wholly or partially outstanding immediately prior to the time at which the assignment is to take effect.

15.4	The Operator may at its discretion procure from its Affiliates or any third party certain information, advice and services that it is obliged to render or perform under this Agreement, or may delegate to any Affiliate or third party the performance of its rights and obligations under this Agreement, in order to assist the Operator in the efficient execution of this Agreement provided that the person or company to whom delegation is made shall be capable of rendering the services.

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16.	DISPUTE RESOLUTION

16.1	Any Dispute arising out of or in connection with this Agreement, excluding invoice Disputes subject to Paragraph 1.3(G) of Appendix 2 Part III but including any question regarding the existence, validity or termination of this Agreement, shall be exclusively processed in accordance with this Clause.

16.2	In the event of a Dispute, the Parties shall, within ten (10) days of a written request by either Party to the other Party, meet in good faith to resolve such dispute or differences.

16.3	Any Dispute which cannot be resolved by the Parties shall be submitted to the Joint Operating Committee which shall endeavour to amicably resolve the Dispute. The Parties shall provide the Joint Operating Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

16.4	Any Dispute which cannot be resolved by the Joint Operating Committee shall be submitted to the Steering Committee which shall endeavour to amicably resolve the Dispute. The Parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

16.5	Any Dispute which cannot be resolved by the Steering Committee shall be submitted to mediation before a mediator selected by the Steering Committee. The Parties shall bear their own costs for mediation and the costs of the mediator shall be borne equally. If the Parties are unable to select a mediator within fifteen (15) days or if the Dispute is not resolved as a result of the mediation within sixty (60) days (or such other period as may be agreed by the Parties), either Party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the UNCITRAL Arbitration Rules, with the President of the ICC Court of International Arbitration to act as the appointing authority, or any other arbitration provided for in Appendix 7, such arbitration to be held in the country where the Site is located at the place specified in Appendix 7. Any arbitration decision pursuant to this Clause 16 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. Costs incurred by the Parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys’ fees and arbitration fees) shall be determined by the arbitrators by reference to fault.

16.6	Pending resolution of any Dispute, the Operator shall consult with the Owner with regard to any change to the specification of any service with which the Dispute is connected

16.7	Resolution of any Dispute between the Parties involving payment of money by one Party to the other shall include payment of interest at the Interest Rate.

16.8	Each Party shall, in addition to all rights provided herein or provided by Law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

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17.	LAW

17.1	Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of England.

17.2	Third Party Rights

A Person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

18.	CONFIDENTIALITY

18.1	Confidentiality

Subject to Clauses 10, 18.2 and 18.4, each Party shall treat as strictly confidential (and shall not disclose) all information received or obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the performance of this Agreement;

(D)	the other Party of any aspect or its business or operations; or

(E)	the subject matter of this Agreement.

18.2	Permitted Disclosure

Either Party may disclose information which would otherwise be confidential if and to the extent :

(A)	required by the law of any jurisdiction to which the disclosure is subject;

(B)	required by any securities exchange or Agency to which either Party is subject, wherever situated, whether or not the requirement has the force of law, provided that the disclosing Party requests in accordance with applicable rules confidential treatment of such information by any such securities exchange or agency to whom such information is required to be disclosed;

(C)	disclosed on a strictly confidential basis to the professional advisers or auditors of the Party or to any actual or potential bankers or financiers of that Party;

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(D)	disclosed on a strictly confidential basis to an Affiliate or Affiliates;

(E)	disclosed on a strictly confidential basis to bona fide potential or actual purchasers of a proprietary interest in or potential or actual operators of the Plant or the Site;

(F)	disclosed to the corporate shareholders or other equity owners of the Parties;

(G)	that the information has come into the public domain through no fault of that Party;

(H)	that the information is lawfully known to the Party (without binder of secrecy) at the time of disclosure;

(I)	that the other Party has given prior written approval to such disclosure; or

(J)	disclosed in order to seek enforcement of, or to defend, the contractual rights or obligations of a Party under this Agreement, any Transaction Documents or other related agreements, or to satisfy an obligation or duty under this Agreement.

18.3	If the Owner should wish to disclose confidential information to a potential third party operator of the Plant, it shall first obtain the permission of the Operator as to the information that can be disclosed, which permission shall not be unreasonably withheld. The Operator shall act on a Commercially Reasonable basis when considering a request from the Owner pursuant to this provision.

18.4	Period of Restriction

The restrictions contained in Clause 18.1 shall continue to apply for two (2) years after the Termination Date, save for the restriction at Clause 18.1(D), which shall continue to apply for five (5) after the Termination Date.

18.5	Seconded Staff

The Owner undertakes to ensure that all staff seconded by the Owner to the Operator pursuant to Clause 5 will observe the same obligations as to confidentiality as shall be required of the Owner.

19.	NOTICES

19.1	Notices in Writing

All notices, requests, waivers, demands, directions and other communications required or permitted to be given under this Agreement shall be in writing and in English. This provision shall not prevent communications relating to the operations of the Plant from being made in the language spoken in the jurisdiction where the Plant is situated. Notices may be given in electronic form (including facsimile transmission, telex communications

32	Pernis OMS Agreement (Kraton)

and e-mail) and shall be delivered personally, sent by facsimile transmission, or e-mail, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other Parties at their addresses set forth in the introductory paragraphs of this Agreement (or such other address for a Party as shall be specified by like notice from such Party to the other Party). All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail, on the date of delivery, if delivered during business hours on a business day or, if not so delivered, the next succeeding business day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing.

Any notice so delivered will comply with the terms of this Clause 19.

19.2	Change of Address

A Party may change its notice details on giving notice to the other Party of the change in accordance with this Clause 19. That notice shall only be effective on the date falling three (3) clear Business Days after the notification has been received or such later date as may be specified in the notice.

20.	GENERAL

20.1	Remedies and Waivers

The delay or failure of either Party at any time in exercising any right, power or remedy provided by Law or under this Agreement shall in no way affect that right, power or remedy or operate as a waiver of it.

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

The Owner explicitly waives any rights to claim pursuant to this Agreement against Shell Nederland B.V. on the basis of the filing by Shell Nederland B.V. of a “verklaring van aansprakelijkheid” under Article 2:403 of the Dutch Civil Code.

20.2	Severability

If any of the provisions of this Agreement is or becomes illegal, void or unenforceable under the law of any jurisdiction, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain and continue in full force and effect.

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The invalidity of one or more provisions of this Agreement shall not affect:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

20.3	Entire Agreement and Variation

This Agreement constitutes the entire and only agreement between the Parties relating to the furnishing of Operation Services by the Operator to or for the Owner at the Plant and supersedes any Pre-contractual Statement.

Each of the Parties acknowledges on its own behalf and on behalf of each of its Affiliates that, in agreeing to enter into this Agreement, it has not relied on any Pre-contractual Statement (except those set out in this Agreement).

Each party waives all rights and remedies which, but for this Clause 20.3, might otherwise be available to it in respect of any such Pre-contractual Statement, provided that nothing in this Clause 20.3 shall limit or exclude any liability for fraud.

Any amendment or modification of this Agreement shall be ineffective unless reduced to writing and signed by or on behalf of a duly authorised representative of each of the Parties.

20.4	Costs

Save as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

20.5	Further Assurance

Each Party shall at its own cost, from time to time on request, do or procure the doing of all acts and execute or procure the execution of all documents in a form satisfactory to the other Party which the other Party may reasonably consider necessary for:

(A)	giving full effect to this Agreement; and

(B)	securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

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20.6	No Joint Venture

Nothing contained in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between the Parties or to authorise either Party to represent the other or to contract on behalf of the other Party. The Operator is acting solely as an independent contractor and is not an agent of the Owner.

20.7	Counterparts

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

21.	LANGUAGE

21.1	Language

If this Agreement is transmitted into any language other than the English language, the English version of this Agreement shall prevail.

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IN WITNESS whereof this document has been signed by duly authorised persons on behalf of the Parties the day and year first above written.

For and on behalf of

KRATON POLYMERS NEDERLAND B.V.

By:	/s/ M. KORSTEN
Name:	M. Korsten
Title:	Illegible

For and on behalf of

SHELL NEDERLAND CHEMIE B.V.

By:	/s/ F. D. DE KONING
Name:	F. D. de Koning
Title:	Illegible

/s/ W. J. J. GOETZEE
W. J. J. Goetzee
SNC Divestment Manager

Pernis OMS Agreement (Kraton)

APPENDIX 1:

OPERATION SERVICES, REPORTING AND JOINT OPERATING COMMITTEE

Part I - Operation Services

The Operator shall provide the services necessary to safely operate and maintain the Plant, as generally described below:

1.	The Operator shall operate and maintain the Plant in accordance with Article 3.1.

2.	Operation Services shall include all operating activities of the staff who shall report directly to the Plant Manager and all maintenance services under the direction of the Plant Manager. Operation Services also includes carrying out test runs and product development programmes reasonably requested by Owner. Operation services shall include the management of the activities covered within the SUMF Agreements but shall exclude specific activities which are provided under the SUMF Agreement.

3.	Operation Services shall include, with respect to the Plant or the operation thereof, the preparation, signing and filing of any filings required to be filed by an operator with any Government Authority.

4.	Where not provided under the SUMF Agreement, Operation Services shall include the proper reading, maintenance and calibration of metering devices and maintaining proper recording the Products and feedstocks, other raw materials, catalysts, additives, process chemicals, fuel and other materials provided by or on behalf of the Owner (including those provided under separate SUMF agreement) in accordance with Good Industry Practice.

5.	Where not provided under the SUMF Agreement, Operation Services shall include the maintenance of proper inventory controls for Products and feedstocks, other raw materials, catalysts, additives, process chemicals, and other materials provided by the Owner pertaining to the Operation Services.

6.	Where not provided under the SUMF Agreement, Operation Services shall include the proper performance of testing procedures for the Products as required for process control and any additional testing if reasonably required by the Owner.

7.	Operation Services shall include in-plant storage of the Products if requested and as directed by the Owner.

8.	Maintenance activities include normal (breakdown) maintenance, shutdown maintenance, programmed maintenance and preventive maintenance, plant changes (small projects which are not classified as capital expenditure) and demolition activities. Maintenance activities will be carried out by site maintenance staff and/or contractors under the direction of the Plant Manager and the Plant maintenance co-ordinator as indicated on the organisation scheme shown in Appendix 5 Part II.

9.	Where not provided under the SUMF Agreement, Operation Services shall include the provision of orientation training, annual mandatory training, refresher training, basic operating skills training and job specific training for the Staff and the Subcontractor’s staff.

10.	Operation Services shall include the recommendation, but not the implementation, of Improvements.

11.	In case of Improvements to assets which use is shared with Operator and/or third parties Owner should be informed and approve the Improvement (such not unreasonably delayed or withheld).

12.	Operation Services shall include daily Plant scheduling, warehouse management, filling and dispatch and order picking, on the basis of the Annual Plan and Budget and the monthly production programme provided by the Owner. Where not provided under Schedule 2 of the SUMF Agreement, Operation Services shall include the handling of raw materials, feedstocks and process materials but shall exclude the transportation of products to customers which will be arranged by the Owner.

13.	Operation services shall include regular updating of Plant documents, drawings, specifications and other information provided by the Owner (as required by the Operator to carry out the Operation Services) according to Site standards and practice.

14.	The Operator may provide facilities, the so-called shared assets which are not owned by the Owner and which are not provided under SUMFs, but which are required to Operate the Plant. These may include, but are not limited to storage tanks, flare systems and control rooms.

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APPENDIX 1:

Part II - Reports

The Operator shall provide the following reports to the Owner:

a)	monthly technical performance reports on Plant status planned/actual units of product produced planned/actual and a breakdown of hours. Plant intakes and outturns: inventory of products, feedstocks, other raw materials, catalysts, additives, process chemicals and other supplies;

b)	monthly financial reports on manufacturing costs including variance reporting with key parameters and explanatory text, excluding any costs related to services, materials and feedstocks directly procured by the Owner;

c)	quarterly engineering reports on Plant incidents, maintenance, safety, shutdowns (scheduled and unscheduled) and other events reducing available time or use of the Plant by at least one full day, environment, capital/special projects;

d)	quarterly summaries on total performance of the Plant including but not limited to Plant incidents, maintenance (to be defined), safety, shutdowns (scheduled and unscheduled) and other events reducing available time or available use of the Plant by at least one full day, environment, capital/special projects;

e)	annual reports based on the monthly and quarterly reports including financial reconciliation and prognosis for future years; and

f)	any other reports as agreed by the Joint Operating Committee.

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APPENDIX 1:

Part III - Joint Operating Committee and Steering Committee

•	The Joint Operating Committee shall be composed of the Owner’s Representative and the Operator’s Representative. In addition, any other person requested to attend by any of the Operator’s Representative and the Owner’s Representative shall attend at and report to Joint Operating Committee meetings.

•	The Joint Operating Committee shall:

(A)	monitor the preparation of the Annual Plan and Budget;

(B)	unless practical reasons necessitate direct contact between Owner and Operator, meet to discuss:

(i)	changes to the Operation Services;

(ii)	modification of any Plans;

(iii)	notification of any relevant instructions related to the use and modification of the Plant; and

(iv)	any other matters which need to be discussed.

(C)	request any actions from the Operator necessary for the performance of Operation Services and for the safe and appropriate use of the Plant subject to the cost impact referred to in paragraph (G) below.

(D)	identify any obstacles to meet the Owner’s requests.

(E)	identify any need for improvement of the Operation Services, cost targets or assets utilisation. The Joint Operating Committee shall define the actions required to meet the identified improvements within the framework of the Owner’s operation processes used in similar operations or any other industry standards as agreed between the Parties pursuant to this Agreement.

(F)	provide support for the implementation of any major projects for which Operation Services would be provided pursuant to this Agreement.

(G)	define the impact on cost of any Operation Service modification or improvement notified or requested by the Owner so that it could be included in the Annual Plan and Budget wherever appropriate. The extra costs actually incurred within the amount defined by the Joint Operating Committee shall be charged to the Owner in accordance with this Agreement.

•	The Joint Operating Committee shall never be entitled to make any request that would:

(A)	result in any infringement of the Law; or

(B)	would prejudice the autonomy of the Operator in relation to its staff.

•	The Joint Operating Committee shall meet on a quarterly basis unless agreed otherwise.

•	The Joint Operating Committee will have full access to all the information related to the performance of the Operation Services to the extent reasonably required for fulfilling its tasks, including the evaluation of the Operation Service performance and of the use of the Plant during such performance.

•	Any member of the Joint Operating Committee appointed by the Owner or any person expressly delegated by and approved by the Operator, which approval shall not unreasonably be withheld, shall have full access to any premises owned by the Owner in order to review personally the use of assets during the performance of the Operation Services.

•	Access as agreed upon herein shall be subject to the confidentiality obligations similar to those in this Agreement.

•	The members of the Joint Operating Committee shall be subject to confidentiality obligations similar to those in the Agreement.

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•	Any Dispute which cannot be resolved by the Joint Operating Committee will be referred to the Steering Committee. The Steering Committee shall try to solve any Disputes on a bona fide basis. Any Dispute which can not be resolved by the Steering Committee shall be submitted to arbitration.

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APPENDIX 2:

PLANS, BUDGETS AND PAYMENTS

Part I - Annual Plan and Budget and Monthly Production Forecast

1.	Submission of Annual Plan and Budget

1.1	The Owner shall make, on or before 1st June in each calendar year, a non-binding forecast, by quarter, of its desired production volumes and product grades for following Operating Year and an estimate of ~~its~~ production volumes and product grades for the following four (4) Operating Years.

1.2	Not later than 90 days before the commencement of each Operating Year beginning after Completion the Owner shall prepare and submit to the Operator an Annual Production Programme setting out, month by month, its desired production volumes and product grades for following Operating Year. The Annual Production Programme shall take into full account the agreed Plant capacity, annual shutdown arrangements required for maintenance or other purposes and the Operator’s responsibilities under this Agreement.

1.3	Not later than 60 days before the commencement of each Operating Year beginning after the Commencement Date the Operator shall prepare and submit to the Owner for approval a draft Annual Plan and Budget for the following Operating Year (or the current Operating Year in the case of the first submission) taking into full account the Annual Production Programme.

Each Annual Plan and Budget shall:

(a)	itemise, in the Budget, all anticipated expenditure in the following Operating Year (or in the case of the first Annual Plan and Budget, the current Operating Year).

(b)	include a comprehensive programme and timetable for the operation and maintenance of the Plant and the provision of the Operation Services for the relevant Operating Year including, inter alia:

(i)	the necessary or proposed maintenance to be carried out on the Plant;

(ii)	spare parts to be purchased;

(iii)	any Improvement which the Operator recommends;

(iv)	expected Key Performance Indicators for the relevant Operating Year; and

(c)	such further information as the Owner shall reasonably require.

1.4	Following receipt by the Owner of the draft Annual Plan and Budget, the Parties shall consult and shall each use all reasonable endeavours to reach agreement thereon. Upon the approval of both Parties, the draft Annual Plan and Budget becomes the Annual Plan & Budget.

1.5	If the Owner objects to the draft Annual Plan and Budget on the ground that the number of Staff is excessive, the Operator shall revise the draft Annual Plan and Budget to reflect the reduced number of staff deemed by the Owner to be appropriate (subject always to compliance with Law and HSE Standards). The costs of any consequential redundancies shall be borne by the Owner.

1.6	If the draft Annual Plan and Budget is not approved prior to the commencement of the Operating Year to which it relates the most recently approved Annual Plan and Budget shall be used until the new Annual Plan and Budget is approved.

1.7	Each Annual Plan and Budget shall be designed to ensure that the Operation Services are provided in accordance with this Agreement,

1.8	The Annual Plan & Budget for the First Operating Year is set out in Appendix 2 Part IV.

2.	Disputes

If there is any Dispute between the Parties on the content of an Annual Plan and Budget:

2.1	the matter shall be referred for resolution in accordance with Article 17;

2.2	the Owner shall, subject to Law, HSE Standards and the Operators other obligations on the Site, be entitled to direct the Operator to perform the Operation Services in accordance with the part of the plan in dispute being in the form required by the Owner; and

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2.3	to the extent that the Operator can demonstrate that its ability to perform the Operation Services in accordance with this Agreement was impaired by any constraint imposed by the Owner under Article 9 and notice of the likely impairment was given by the Operator in good faith, the Operator shall not be in breach of this Agreement, and shall not be liable to the Owner for any Liability arising as a result of such constraint.

3	Monthly Production Forecast

The Owner shall provide the Monthly Production Forecast to the Operator by the 15th calendar day of the month preceding the first month to which the Monthly Production Forecast relates.

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APPENDIX 2:

Part II - Operation Charge

1.1	The Owner shall pay to the Operator a charge (the “Operation Charge”) for the provision of the Operation Services which shall be made up of:

A)	Fixed Costs;

B)	Actual cost of maintenance, parts and materials; and

C)	any existing or future tax levied or imposed on the Operator relating to the Operation Services;

D)	For the avoidance of doubt, wherever and to the extent the Operator enjoys a pension contribution holiday, the Owner will share in the benefit of such holiday only until the date when the Operator resumes contributions to the pension fund at which point the pension fund contributions for the relevant employees shall be included in the Direct Site Costs;

E)	Depreciation and Capital Charge of shared assets as set out in Appendix 6.

1.2	Cost will be ascertained and charged pursuant to the Operator’s cost accounting practices which the Operator represents are used for, or are directly reconcilable with, its Financial Reporting Accounts. A summary of the Operator’s current cost accounting practices for its Financial Reporting Accounts is attached hereto in Appendix 6. The Operator may modify the cost accounting practices used in its Financial Reporting Accounts from time to time in the normal course of business in conformity with generally accepted accounting principles.

1.3	The Owner shall pay the commercially reasonable cash costs, including personnel termination costs (including those actuarially determined), resulting from the Operator’s fixed cost reduction efforts in response to a permanent or long-term reduction or termination of demand by the Owner.

1.4	If under applicable tax or other Laws, the Operator must charge a mark-up or profit factor with respect to any Operating Service, or, alternatively, if a profit factor is imputed under applicable tax or other laws, the Operator shall charge the minimum permitted mark-up or profit factor, or, if lawful under applicable law, the Owner shall have the option to instead compensate the Operator on a net after tax basis for any tax or other charge imposed on the Operator under applicable law based on the imputed mark-up or profit factor.

1.5	The Parties shall keep accurate books and records of their activities relevant to this Agreement, for at least two (2) years after the Operating Year in question or such longer period as may be required by Law.

1.6	To verify the correctness of all invoices issued and payments made hereunder for the current calendar year and for any of the two (2) preceding years, the Owner, upon at least ninety (90) days prior written notice and at reasonable times and intervals but not more than once in any calendar year, may require that, at its cost, its independent public auditors, being a firm of international repute, perform an audit for such purposes.

1.7	The Operator shall provide such auditors with the necessary data and explanations reasonably necessary for the calculation of the Operation Charges and the basis therefor.

1.8	The Owner undertakes to procure that such auditors are bound by obligations of confidentiality at least as strict as those set out in Article 19.

1.9	Any report produced by such auditors shall be provided to both the Owner and the Operator and shall state the results of the aforementioned verifications. If such report reveals that errors have been made and that the Owner was overcharged by an amount equal to or greater than USD 20,000 or its equivalent in local currency, the nature, amount and consequences of such error(s) together with such additional information as is reasonably necessary to explain the genesis of those errors and to enable the Parties to avoid recurrence thereof.

1.10

Any such audit shall be pursued diligently and completed no later than ninety (90) days after its commencement and any claims must be made in writing within ninety (90) days following completion of the audit. If the Owner submits a claim following audit, and the Parties are unable

7	Pernis OMS Agreement (Kraton)

to resolve the claim within sixty (60) days, the matter will be submitted for final determination by a firm of independent public auditors, of international repute, in accordance with the provisions of Appendix 2 Part III, provided however, that interest on disputed amounts at the Interest Rate shall be due only for the time period commencing on the day the Owner submits such claim and ending on the date of any refund.

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APPENDIX 2:

Part III - General Provisions relating to Payment and Audits

1.1	In no event shall either Party be entitled to set off or reduce any payments due and owing to the other Party under this Agreement by any amount which the first Party claims are owed to it by the other Party pursuant to any other agreement between the Parties.

1.2	The Operator shall provide the Owner with an invoice for Operating Charges by the 5th day of each month.

1.3	For the first two months of every twelve month billing cycle the amount invoiced shall be the amount budgeted for those months in the Annual Plan & Budget.

For the next ten months of such twelve month billing cycle the amount invoiced shall be the actual Operating Charge for the month before the preceding month.

The final reconciliation for a twelve month billing cycle shall be made within 60 days of the end of such cycle. The aggregate budgeted Operating Charges for the first two months of the cycle shall be reconciled against the aggregate actual Operating Charges for the eleventh and twelfth months of the cycle and following such reconciliation the relevant Party shall make an adjusting payment against an appropriate invoice or credit note within thirty (30) days of the date of the relevant invoice or credit note.

1.4	Each invoice shall be broken down in sufficient detail to indicate the Operating Charge for each Operating Service provided during the period in question. The Operating Charge for each Operating Service Item shall in turn be broken down in sufficient detail as the Owner may reasonably request and as the Operator can reasonably provide.

1.5	The Owner shall pay each invoice on or before the last day of the month to which such invoice relates. From the due date, interest will accrue on the invoice amount at the Default Rate.

1.6	If the Owner disagrees with an amount invoiced, the Owner shall advise the Operator in writing of the amount disputed within thirty (30) days of the date of the invoice and the reason why the Owner considers the Operating Charges not to be properly made. The Operator permits the Owner to defer payment of the disputed invoice amount, and only that amount, if the disagreement cannot be resolved before the normal due date. Up to that date payment of an invoice shall not constitute approval thereof. Any such deferred payment shall bear interest at the Interest Rate from the original due date until the date on which actual payment is made.

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APPENDIX 2:

[***]	[Confidential Treatment Requested]

Pernis OMS Agreement (Kraton)

10

APPENDIX 3:

HSE STANDARDS

The Operator will operate and maintain the Plant in accordance with Shell Chemicals Limited’s HSE standards, or other standards as agreed between the Parties, and in accordance with prevailing industry standards and statutory requirements, in particular the law relating to health (including occupational health) and safety at work, environmental protection and fire prevention, and in accordance with the requirements of Site permits. The Operator shall provide the Owner with appropriate information describing Shell Chemicals Limited’s HSE Management System in so far as it relates to the Site.

The Operator shall inform the Owner of all health, safety and environmental incidents which occur during the provision of the Operation Services, as soon as is reasonably practicable after the Operator becomes aware of such incidents.

The Owner shall immediately pass on to the Operator any and all information of which it becomes aware concerning any new toxicity, health, eco-toxicity or safe handling data relating to the Operation Services, the Plant, feedstocks, raw materials, finished products or waste.

The standards and audit procedures described in the following HSE management systems shall be complied with:

1.	HSE Management System for Shell Chemicals Limited, in so far as it relates to the Site.

2.	Site HSE Management System (as described in Appendix 7).

3.	HSE Risk Assessment for the Plant (as described in Appendix 7).

4.	Product stewardship system (as described in Appendix 7).

5.	Technical Safety and Integrity Audit to be held with a frequency in line with Site policy.

6.	Compliance Assessment Review to be held with a frequency in line with Site policy.

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APPENDIX 4:

INSURANCE

•	Insurance for the full replacement value as new against all insurable loss or damage from whatever cause to the plant, property, materials or other assets owned by or rented to the Owner.

•	Workman’s Compensation and/or Employer’s Liability (or similar as required by law) insurance in respect of Owner’s employees to a minimum indemnity of ten million US dollars (USD 10,000,000) (or as required by law) for any one occurrence and unlimited as to the number of occurrences.

•	General Third Party Liability insurance with a minimum indemnity of five million US dollars (USD 5,000,000) for any one occurrence and unlimited as to the number of occurrences to cover the legal and/or contractual liability assumed herein by the Owner in respect of third party claims.

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APPENDIX 5:

STAFF

Part I

The Plant will continue to be operated in the current set up. A typical organogram is presented in Appendix 5 Part II. The assets and people, providing services to Elastomers, are described in a boundaries document.

All staff will be employed SNC with the exception of the assistant Plant manager (APM) who may be seconded from owner to Operator and is regarded to be Key Staff.

For job description of the APM reference is made to BBS HR Process 08 TBVC document no. 08.02.8032, which is subject to change from time to time.

Two technologists will be seconded from owner to the CMR organisation; they will report to the Plant Manager and are regarded as Key Staff.

Any redundancies that result from organisational and procedural changes in the Plant, irrespective of the reason, will be for Owners cost. In case of closure of units related to the Plant the size of manpower reduction will be determined by a ratio of total actual staff; the ratio will be based on the Operator’s SMI system.

Staff extension can only take place if mutually agreed upon; additional costs will be for owners account.

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Part II

ORGANISATION CMR

confidential

14	Pernis OMS Agreement (Kraton)

APPENDIX 6:

SUMMARY OF OPERATOR’S CURRENT ACCOUNTING PRACTICES

“Cost” in relation to an activity undertaken under this agreement means the total cost of such an activity as specified in this Agreement.

Such costs shall be computed using Shell’s accounting system in accordance with generally accepted international accounting principles and practices, which system is applied consistently. Shell may modify its cost accounting system from time to time in the normal course of business in conformity with general accepted accounting principles provided that Shell will give timely notice and explanation of such modification.

Amongst others some detailed information is provided below.

Depreciation

All fixed assets that can be used in the provision of Operation Services, have associated depreciation charges that will be charged to entities at the Site. Assets are reported on activity-code Asset Accounting (AA).

Depreciation, derived from the Net Book Value (NBV) in the Operator’s accounting system, is calculated once a year. Monthly SUMF charges are therefore based on budgeted amounts. At the year end an adjustment is made for the actual depreciation charges, which takes into account asset disposals and increases. The prevailing Royal Dutch Shell Group Accounts depreciation periods will be applied, which may be subjected to change from time to time.

Capital charge

The annual capital charge for shared assets and shared assets under construction has been defined as 14% on Net Book Value at the end of the previous year. As with depreciation costs, these will be charged on a monthly basis with an adjustment at year end for any changes in NBV (only for corrections which are not the result of depreciation).

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APPENDIX 7:

INFORMATION

1.1	The relevant addressee, address and facsimile numbers of the Parties for the purposes of this Agreement are:

Owner	Kraton Polymers Nederland
B.V.

Addressee:
Address:	Vondelingenweg 601
3196 KK Rotterdam

Fax No:

Operator	Shell Nederland Chemie B.V.

Addressee:	CM
Address:	Vondelingenweg 601
3196 KK Rotterdam

Fax No:

1.2	For the purposes of the definition of Plant the plant is the Pernis Elastomers plant as further specified on the attached map.

1.3	For the purposes of the definition of Interest Rate and Default Rate the relevant bank and lending rate are:

EURIBOR as offered by ABN/AMRO, Rotterdam, at about 1000 hours on the first Rotterdam banking day of the month.

1.4	UNCITRAL arbitration shall be held in Rotterdam.

1.5	For the purposes of the definition of Government Authority the relevant country is The Netherlands.

1.6	For the purposes of the definition of Operator’s Representative this person is CMR.

1.7	For the purposes of the definition of Owner’s Representative this person is CMR/1.

1.8	For the purposes of the definition of Site the site is the SNR/SNC site located at Vondelingenweg 601, Rotterdam.

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1.9	For the purposes of the definition of Termination Date such date is the date expiring 20 years after the Effective Date or, if earlier, the date this Agreement is terminated in accordance with its terms.

1.10	The Operation Charges shall be paid in NLG.

1.11	Site HSE Management System: the site has an integrated management system “BBS” (Business Management System) which includes HSE Management; most HSE elements are in BBS Level 2 process no. 05 “VGWM” (Safety, Health, Environment); HSE aspects are also included in other processes such as no. 01 “Vervaardigen Producten” (Manufacturing), no. 02 “Beheer Installaties” (Plant Maintenance), no. 03 “Project Voorbereiding en Uitvoering” (Project Preparation and Execution); this system is subject to change from time to time.

1.12	Product stewardship system: not applicable.

1.13	HSE Risk Assessment: see clause 1.11; the plants operates under a Plant Environmental Management System.

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APPENDIX 8:

PAY INCENTIVE SCHEME

For all SNR/SNC staff working at the Site, whether or not covered by the Collective Labour Agreements prevailing at the Site, a Business Performance Bonus system exists. On the basis of Critical Performance Indicators (known as “KPI’s”) the employer measures the performance at (a) Shell Group business level (either Oil Products or Chemicals); (b) Site level and (c) Plant level.

The KPI’s are determined after consultation of the Staff Council. Annually a fixed fraction of pension based salary is available for the Business Performance Bonus to be paid out per 31 March of each year.

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